EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST
DECLARES SEPTEMBER CASH DISTRIBUTION

    Dallas, Texas, September 19, 2006 - Bank of America, N.A., as Trustee of the Hugoton Royalty Trust (NYSE - HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.137052 per unit, payable on October 16, 2006, to unitholders of record on September 29, 2006. The following table shows underlying gas sales and average prices attributable to the current month and prior month distributions. Underlying gas sales volumes attributable to the current month distribution were primarily produced in July.

	Underlying Gas Sales Volumes (Mcf) (a)
	Total	Daily	Average Gas Price per Mcf
Current Month Distribution	2,556,000	82,000	$5.50

Prior Month Distribution	2,395,000	80,000	$5.42

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

    Thirteen wells are currently being drilled on the underlying properties.  Budgeted development costs of $5,000,000 were deducted for this distribution.  Production expense for the month was $2,109,000 and overhead was $688,000.

    For more information on the Trust, please visit our web site at www.hugotontrust.com.

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Contacts:	Nancy G. Willis Vice President Bank of America, N.A. (Toll Free) 877/228-5083	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy, Inc. 817/870-2800